UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 16, 2009 (September 29, 2008)

NETWORK ENGINES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30863	04-3064173
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation		Identification No.)

25 Dan Road, Canton, MA		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (781) 332-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

This Current Report on Form 8-K/A amends Item 3.01 of the Current Report on Form 8-K filed by Network Engines, Inc. (the “Company”) on September 30, 2008 (the “Initial Form 8-K”), as previously amended by the Company on October 27, 2008 (the “First Form 8-K/A”), December 30, 2008 (the “Second Form 8-K/A”) and March 26, 2009 (the “Third Form 8-K/A”).

In the Initial Form 8-K, the Company disclosed that it had been notified by the NASDAQ Stock Market LLC (“NASDAQ”) that the bid price of the Company’s common stock had closed below the minimum $1.00 per share price for 30 consecutive trading days, and that it would be provided 180 days, or until March 30, 2009, to regain compliance with the minimum bid price requirement.

In the First Form 8-K/A, the Company disclosed that it had been notified by NASDAQ that NASDAQ had suspended, for a period of three months, the enforcement of the rule requiring a minimum $1.00 per share closing bid price for continued listing due to current conditions in the U.S. and world financial markets.

In the Second Form 8-K/A, the Company disclosed that it had been notified by NASDAQ that NASDAQ had further suspended the enforcement of the minimum closing bid price rule.  The minimum closing bid price rule was set to be reinstated on Monday, April 20, 2009.

In the Third Form 8-K/A, the Company disclosed that it had been notified by NASDAQ that NASDAQ had further suspended the enforcement of the minimum closing bid price rule.  The minimum closing bid price rule was set to be reinstated on Monday, July 20, 2009.

On July 13, 2009, the Company was notified by NASDAQ that NASDAQ had further suspended the enforcement of the minimum closing bid price rule for an additional two weeks.  The minimum closing bid price rule is now scheduled to be reinstated on Monday, August 3, 2009.  When the minimum closing bid price rule is reinstated, the Company will have until January 13, 2010 to regain compliance.  NASDAQ stated that it does not expect any further extensions of the suspension of the minimum bid price requirement.

The Company can regain compliance, either during the suspension or during the compliance period resuming after the suspension, by achieving a $1.00 per share closing bid price for a minimum of ten consecutive trading days.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK ENGINES, INC.

Date: July 16, 2009	By:	/s/ Douglas G. Bryant
Douglas G. Bryant
Chief Financial Officer, Treasurer and Secretary